                                                                    EXHIBIT 11.1


              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


Net Income Per Share

     Net income per share is computed using the weighted average number of common and dilutive shares outstanding during the period. A reconciliation of the numerators and denominators of the basic and diluted per-share computations follows:

                                                              YEAR ENDED MARCH 31,
                                          --------------------------------------------------------------
                                                1997                  1998                   1999
                                          ----------------      ----------------        ----------------
BASIC
Numerator:

Net income                                $      3,226,000      $      7,931,000        $     12,694,000
Preferred stock dividends                          553,000               200,000                     ---
                                          ----------------      ----------------        ----------------
                                          $      2,673,000      $      7,731,000        $     12,694,000
                                          ================      ================        ================
Denominator:

Weighted average common
   stock outstanding                             6,264,521             8,755,754              10,252,145
                                          ================      ================        ================

Net income per share                      $           0.43      $           0.88        $           1.24
                                          ================      ================        ================


DILUTED
Numerator:

Net income                                $      3,226,000      $      7,931,000        $     12,694,000
                                          ================      ================        ================

Denominator:

Weighted average common                          6,264,521             8,755,754              10,252,145
   stock outstanding

Other Dilutive Securities:
Series A preferred stock                         1,250,000                   ---                     ---
Series B preferred stock                           833,333             1,111,111                  36,630
Options and warrants using the
  treasury stock method                            828,273             1,484,054               1,399,326
                                          ----------------      ----------------        ----------------
Weighted average shares outstanding              9,176,127            11,350,919              11,688,101
                                          ================      ================        ================

Net income per share                      $           0.35      $           0.70        $           1.09
                                          ================      ================        ================